Exhibit 99.1

Acadia Healthcare Announces CEO Transition

Debbie Osteen Named Chief Executive Officer, Replacing Joey Jacobs

Reeve B. Waud Elected Chairman

FRANKLIN, Tenn. – December 17, 2018 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that Debbie Osteen, former President of the Behavioral Health Division of Universal Health Services, Inc., has joined Acadia as Chief Executive Officer. She replaces Joey Jacobs, who has been removed by the Board from his roles as CEO and Chairman of the Board. Reeve B. Waud, Lead Director of Acadia’s Board of Directors, has been elected Chairman of Acadia.

“As the Board looked to accelerate Acadia’s momentum and drive value creation, we felt that now is the right time to bring in a new leader,” said Mr. Waud. “We are thrilled that Debbie Osteen became available to lead Acadia. Debbie’s extensive industry expertise and impressive track record at UHS make her the right leader for Acadia. Debbie’s experience leading UHS’ Behavioral Health Division over nearly two decades where she was responsible for its growth and operational success across both the U.S. and the U.K. makes her a perfect fit for Acadia. The Board is confident Debbie will help Acadia build on its position as a premier pure-play behavioral health services provider and we look forward to her taking the company to the next level.”

Ms. Osteen led UHS’ Behavioral Health Division from 1999 until she announced she was stepping down on December 6, 2018. During that time, she built the Division into the nation’s largest system of freestanding behavioral health facilities. Under her leadership, UHS’ Behavioral Health Division grew from 23 to over 300 behavioral health facilities, treating currently over 620,000 inpatients annually.

“I am honored to be named CEO of Acadia,” said Ms. Osteen. “Acadia has a strong platform and an ambitious plan to continue adding beds and expanding its geographical footprint, while taking a new approach to the recently acquired U.K. business. I look forward to working with Acadia’s talented employees to take the company forward to another level.”

About Acadia Healthcare Company, Inc.

Acadia is a provider of behavioral healthcare services. At September 30, 2018, Acadia operated a network of 586 behavioral healthcare facilities with approximately 18,000 beds in 40 states, the United Kingdom and Puerto Rico. Acadia provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

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